PRICING SUPPLEMENT NO. 14

              FILED PURSUANT TO RULE 424(b)(3)

DATED DECEMBER 12, 2007 TO

                       REGISTRATION NO. 333-136056

PROSPECTUS DATED JULY 26, 2006

AND PROSPECTUS SUPPLEMENT DATED AUGUST 14, 2006

AMERICAN GENERAL FINANCE CORPORATION

MEDIUM-TERM NOTES, SERIES J

(FIXED RATE)

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

Principal Amount:  U.S.$3,000,000,000

Original Issue Date:  December 17, 2007

Agents’ Discount or Commission:  U.S.$12,750,000

Stated Maturity:  December 15, 2017

Net Proceeds to Issuer:  U.S.$2,965,950,000

Interest Rate:  6.90%

Form:

[  x  ] Book Entry

[      ] Certificated

CUSIP No.:  02635PTS2

Specified Currency (If other than U.S. dollars):  N/A

Authorized Denominations (If other than U.S.$100,000 and integral multiples of U.S.$1,000 in excess thereof):  N/A

The notes are being placed through or purchased by the Agents listed below:

Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Deutsche Bank Securities Inc.

Greenwich Capital Markets, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

HSBC Securities (USA) Inc.

Daiwa Securities America Inc.

Keybanc Capital Markets Inc.

Mitsubishi UFJ Securities International plc

Mizuho Securities USA Inc.

RBC Capital Markets Corporation

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

BB&T Capital Markets, a division of
Scott & Stringfellow, Inc.

BNY Capital Markets, Inc.

NatCity Investments, Inc.

The Williams Capital Group, L.P.

U.S. $ 660,000,000

U.S. $ 600,000,000

U.S. $ 600,000,000

U.S. $ 150,000,000

U.S. $ 150,000,000

U.S. $ 150,000,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   67,500,000

U.S. $   37,500,000

U.S. $   37,500,000

U.S. $   37,500,000

U.S. $   37,500,000

Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity: Capacity:

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[ x  ] Agent

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

[   ] Principal

If as Agent:

The notes are being offered at a fixed initial public offering price of 99.29% of principal amount.

If as Principal :

[    ]

The notes are being offered at varying prices related to prevailing market prices at the time of resale.

[    ]

The notes are being offered at a fixed initial public offering price of ____% of principal amount.

Interest Payment Date(s):   Semi-annually on each June 15th and December 15th, commencing June 15, 2008

Redemption Provisions:

[  x  ]

The notes cannot be redeemed prior to the Stated Maturity.

[      ]

The notes may be redeemed prior to the Stated Maturity.

Initial Redemption Date:

Initial Redemption Percentage:  ___%

Annual Redemption Percentage Reduction:  ___%

Optional Repayment Provisions:

[  x  ]

The notes cannot be repaid prior to the Stated Maturity.

[      ]

The notes can be repaid prior to the Stated Maturity at the option of the holder of the notes.

Optional Repayment Date(s):

Other Provisions:   None.

Use of Proceeds

We will use the net proceeds we receive from the sale of the notes to purchase portfolios of receivables and otherwise for general corporate purposes.

____________________________

We are offering notes on a continuing basis through ABN AMRO Incorporated, Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp., BNY Capital Markets, Inc., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Daiwa Securities America Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co., Greenwich Capital Markets, Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., KeyBanc Capital Markets Inc. (f/k/a McDonald Investments Inc.), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Mitsubishi UFJ Securities International plc, Morgan Stanley & Co. Incorporated, RBC Capital Markets Corporation, Santander Investment Securities Inc., Scotia Capital (USA) Inc., SG Americas Securities, LLC, UBS Securities LLC, and Wachovia Capital Markets, LLC, as agents, each of which has agreed to use its reasonable efforts to solicit offers to purchase notes. We may also accept offers to purchase notes through other agents. See “Plan of Distribution” in the accompanying prospectus supplement. To date, including the notes described by this pricing supplement, we have accepted offers to purchase $8,200,000,000 aggregate principal amount (or its equivalent in one or more foreign currencies) of notes described in the accompanying prospectus supplement.

____________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if the prospectus, the prospectus supplement or this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.